Exhibit 99.1

221 East Hickory Street

Mankato, Minnesota 56001

Contact:	David Christensen
CFO
For Immediate Release	HickoryTech
507-387-3355

Elin Raymond
The Sage Group
612-321-9897

HickoryTech Reports Results for Third Quarter

Revenues and Income from Continuing Operations at High End of September Guidance

MANKATO, Minn., October 25, 2004—HickoryTech Corporation (Nasdaq: HTCO) today reported financial results for its third quarter ended Sept. 30, 2004.

•                  Total revenues were $22.2 million, down 3.9 percent from $23.1 million in the third quarter of last year.

•                  Income from continuing operations was $1.9 million versus $2.0 million in the third quarter of 2003, down 5.7 percent.

•                  Earnings per share from continuing operations increased to $0.15 in the third quarter from $0.14 in the third quarter of 2003.

•                  Total costs and expenses for the quarter were reduced year-over-year by 1.2 percent.

•                  Interest expenses for the quarter declined 29.0 percent year-over-year, the eleventh consecutive quarter of expense decrease.

•                  Debt was reduced by $2.9 million in the third quarter, for a total reduction of $13.6 million in the first nine months of 2004.

•                  Telecom Sector revenues, which comprise approximately 85 percent of the total, increased by $108,000 or 0.6 percent for the third quarter.

•                  Enterprise Solutions revenues were $2.7 million, down 24.7 percent from revenues of $3.6 million in the third quarter of 2003.

•                  Information Solutions revenues were $574,000, down 18.2 percent from revenues of $702,000 in the same quarter last year.

HickoryTech updated its guidance to the investment community on Sept. 13 in anticipation of lower than expected revenues in its Enterprise Solutions Sector and higher than expected Sarbanes-Oxley compliance expenses. Third quarter revenues and income from continuing operations are at the high end of the updated guidance.

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Results from Continuing Operations

For the third quarter of 2004, HickoryTech reported income from continuing operations of  $1,902,000, down $115,000 from $2,017,000 a year ago, the first decline in seven quarters. The main reasons for the decline were decreased Enterprise Solutions Sector revenues, which came in lower than last year’s third quarter, as well as increased fees of approximately $200,000 versus last year, mainly as a result of preparations for a Sarbanes-Oxley audit. The Company also noted that its income for the third quarter of 2003 was higher because of a $900,000 incentive compensation reversal due to unmet financial targets associated with the sale of its wireless business. Diluted income per share from continuing operations was $0.15 in the third quarter of 2004 versus $0.14 in the same quarter of last year. Net income per share is higher in 2004 because the weighted average shares outstanding are lower than 2003, associated with shares exchanged in the sale of the Company’s wireless business in late 2003.

HickoryTech indicates that multiple factors led to low revenues in its Enterprise Solutions and Information Solutions sectors, which together comprise 15 percent of year-to-date revenues, and each of which serves very specific target market segments, such as education, health services, business and professional services, and utilities. Some Enterprise Solutions customers deferred orders in the third quarter to further review technology options. Also, several orders at Enterprise Solutions and Information Solutions were deferred because of their customers’ budgetary and organizational issues. Revenues from various Information Solutions billing services customers were down from previous months due to reduced message levels processed by their telephone company customers. The division also experienced turnover in its customer base during 2004.

Net income in the third quarter of 2004 was $1.9 million, or $0.15 per share, compared with a net loss of $20.1 million, or a $1.44 loss per share a year ago, from both continuing operations and discontinued wireless operations. Write-offs related to the discontinued operations contributed a $1.58 loss per share in the third quarter of 2003. For the nine months ended Sept. 30, 2004, net income was $6.3 million, or $0.48 per share, compared with a net loss of $15.2 million, or a $1.09 loss per share in 2003, from both continuing and discontinued operations.

Debt as of Sept. 30, 2004, was $106.0 million versus $119.6 at the beginning of the year, due to continued pay down of debt through operating earnings. Basic weighted average shares outstanding for the third quarter of 2004 were 12,990,568, down from 13,973,920 for the third quarter of 2003, mainly due to shares retired from the sale of the wireless operation in December 2003. This lower share base contributed $.01 per share to earnings per share from continuing operations for the third quarter ended Sept. 30, 2004.

Continuing Strength in Telecom Sector

The Telecom Sector remained strong in the third quarter, as compared to the third quarter of 2003.

•                  Telecom revenues grew 0.6 percent due to internal growth

•                  DSL lines grew 45.6 percent to 9,745 lines

•                  Average revenue per user (ARPU) grew in both the ILEC and CLEC businesses.

Telecom revenues rose to $18.9 million in the third quarter up from $18.8 million in the same quarter last year. Overall broadband penetration continued to grow rapidly with total data revenues in the third quarter of $1.0 million, up 36.6 percent from the prior year. Network access revenues, which for the first half of the year were approximately even with the prior year, declined modestly in the third quarter versus the same quarter last year.

The Company explained that other interexchange carriers, which pay access fees to use HickoryTech’s network, have increasingly used alternative routes or have disputed Company access billings in order to reduce their costs, which contributed to a combined $231,000 decrease in both ILEC and CLEC network access revenue in the third quarter compared to the prior year.

Overall, HickoryTech’s ARPU was up from the third quarter of last year. The Company cited its bundling strategy as one of the reasons for ARPU increases.

HickoryTech’s ILEC access line count was 3.7 percent lower than in the third quarter of 2003, consistent with industry trends. There is a 1.7 percent increase in its ILEC line count in the third-quarter of 2004 compared with the second-quarter due to the influx of college students at the beginning of the academic year.

Business Development Progress

During the third quarter, HickoryTech successfully implemented MetroLAN network service for a Fortune 500 Corporation. MetroLAN seamlessly links multiple locations and accommodates fluctuating bandwidth requirements through an innovative fiber network utilizing VoIP.

In the City of Waseca, Minn., acceptance of Digital TV service provided by HickoryTech exceeded the Company’s new customer goals following the initiation of operations at the beginning of the quarter. This is the second community utilizing HickoryTech’s “triple-play” of voice, data and video services.

Looking Ahead

“Our core Telecom business continued its positive growth record, with continuing gains in DSL validating our commitment to broadband. In spite of additional costs, such as Sarbanes-Oxley compliance, our overall costs are steady,” John Duffy, president and chief executive officer, said. “With reduced long-term debt and associated lower interest payments, our business fundamentals remain strong. Despite disappointments in the third quarter, we believe that the lower revenue volumes in the more cyclical businesses, such as Enterprise Solutions, are not long-term and will improve as the education, health, professional services and utilities customer segments begin to make purchasing decisions. In all three of our business sectors we are actively involved in requests for proposal submissions and believe purchasing decisions will follow.” Duffy concluded, “With a team of very talented people applying state-of-the-art telecom solutions to customer needs at very competitive prices, we have a business model that will continue to succeed over the long term.”

Further information on the third quarter results, as well as additional guidance regarding management’s outlook, will be given during the Company’s quarterly conference call and Webcast with investors at 8:00 a.m. Central Daylight Time on October 26, 2004. Investors can access the Webcast through a link on HickoryTech’s homepage at www.HickoryTech.com or through www.CCBN.com.

About HickoryTech

HickoryTech Corporation is a diversified communications company headquartered in Mankato, Minnesota, with over 400 employees and operations in Minnesota and Iowa. HickoryTech is in its 107th year of operation with a full array of telecommunications products and services to business and residential customers, including competitive local, long distance, Internet and broadband services. From this base, it has expanded into information solutions (IT support and telecom billing software) and enterprise solutions for businesses (communications installation and service; networking equipment and data management solutions). To learn more about HickoryTech Corporation, visit the Company’s Web site at www.HickoryTech.com.

Certain statements included in this press release that are not historical facts are “forward-looking statements.” Such forward-looking statements are based on current expectations, estimates and projections about the industry in which HickoryTech operates and management’s beliefs and assumptions. The forward-looking statements are subject to uncertainties. These statements are not guarantees of future performance and involve certain risks, uncertainties and probabilities. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. Except as required by federal securities laws, HickoryTech undertakes no obligation to update any of its forward-looking statements for any reason.

Statement of Operations

(unaudited)

	For Three Months Ended September 30		For Nine Months Ended September 30
(Dollars in Thousands)	2004	2003	2004	2003
Revenues:
Telecom Sector	$18,918	$18,810	$57,191	$56,058
Information Solutions Sector	574	702	2,219	2,609
Enterprise Solutions Sector	2,685	3,565	8,318	10,859
Total Revenues	22,177	23,077	67,728	69,526

Costs and Expenses:
Cost of Products Sold, Enterprise Solutions	1,855	2,606	5,660	7,675
Cost of Services, excluding Depreciation and Amortization	8,378	8,708	24,857	24,977
Selling, General and Administrative Expenses, excluding Depreciation and Amortization	3,490	2,767	10,772	10,263
Depreciation	3,912	3,780	11,669	11,013
Amortization of Intangibles	237	236	710	761
Total Costs and Expenses	17,872	18,097	53,668	54,689

Operating Income	4,305	4,980	14,060	14,837

Equity in Net Income/(Loss) of Investees	—	1	—	(4)
Interest and Other Income	10	10	44	33
Interest Expense	(1,121)	(1,579)	(3,448)	(4,624)

Income Before Income Taxes	3,194	3,412	10,656	10,242
Income Tax Provision	1,292	1,395	4,310	4,186

Income from Continuing Operations	1,902	2,017	6,346	6,056

Discontinued Operations
Loss From Operations of Discontinued Component	(26)	(24,873)	(125)	(23,487)
Income Tax Benefit	(11)	(2,783)	(51)	(2,215)
Loss from Discontinued Operations	(15)	(22,090)	(74)	(21,272)

Net Income/(Loss)	$1,887	$(20,073)	$6,272	$(15,216)

(Not in thousands)

Basic Earnings Per Share - Continuing Operations:	$0.15	$0.14	$0.49	$0.43
Basic Earnings Per Share - Discontinued Operations:	—	(1.58)	(0.01)	(1.52)
	$0.15	$(1.44)	$0.48	$(1.09)

Dividends Per Share	$0.11	$0.11	$0.33	$0.33

Basic Weighted Average Common Shares Outstanding	12,990,568	13,973,920	12,978,321	13,972,741

Diluted Earnings Per Share - Continuing Operations:	$0.15	$0.14	$0.49	$0.43
Diluted Earnings Per Share - Discontinued Operations:	—	(1.58)	(0.01)	(1.52)
	$0.15	$(1.44)	$0.48	$(1.09)

Diluted Weighted Average Common and Equivalent Shares Outstanding	13,015,592	14,024,219	13,007,760	14,030,862

Consolidated Balance Sheet

(unaudited)

(In Thousands Except Share and Per Share Amounts)	9/30/2004	12/31/2003
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$598	$278
Receivables, Net of Allowance for Doubtful Accounts of $1,414 and $1,283	9,333	9,984
Income Taxes Receivable	—	2,838
Costs in Excess of Billings on Contracts	497	934
Inventories	4,246	4,453
Deferred Income Taxes	1,057	1,057
Other	2,235	2,497
TOTAL CURRENT ASSETS	17,966	22,041
INVESTMENTS	4,371	6,710
PROPERTY, PLANT AND EQUIPMENT	238,914	230,490
Less ACCUMULATED DEPRECIATION	127,805	116,487
PROPERTY, PLANT AND EQUIPMENT, NET	111,109	114,003
OTHER ASSETS:
Goodwill	25,086	25,086
Intangible Assets, Net	413	481
Financial Derivative Instruments	2,089	2,515
Deferred Costs and Other	3,582	4,876
TOTAL OTHER ASSETS	31,170	32,958
TOTAL ASSETS	$164,616	$175,712
LIABILITIES & SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Cash Overdraft	$—	$1,001
Accounts Payable	1,779	3,771
Accrued Expenses	3,160	3,243
Accrued Interest	67	41
Accrued Income Taxes	3,166	—
Billings in Excess of Costs on Contracts	153	73
Advanced Billings and Deposits	2,900	3,040
Current Maturities of Long-Term Obligations	1,500	1,572
TOTAL CURRENT LIABILITIES	12,725	12,741
LONG-TERM OBLIGATIONS, Net of Current Maturities	104,465	118,040
DEFERRED INCOME TAXES	10,146	10,331
DEFERRED REVENUE AND EMPLOYEE BENEFITS	6,423	5,883
TOTAL LIABILITIES	133,759	146,995
COMMITMENTS AND CONTINGENCIES	—	—
SHAREHOLDERS’ EQUITY:
Common Stock, no par value, $.10 stated value Shares authorized: 100,000,000 Shares outstanding: 13,012,133 in 2004 and 12,967,811 in 2003	1,301	1,297
Additional Paid-In Capital	8,077	7,690
Retained Earnings	20,236	18,246
Accumulated Other Comprehensive Income	1,243	1,484
TOTAL SHAREHOLDERS’ EQUITY	30,857	28,717
TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$164,616	$175,712

Telecom Sector Recap - Continuing Operations

(unaudited)

	For Three Months Ended September 30		For Nine Months Ended September 30
(Dollars in Thousands)	2004	2003	2004	2003
ILEC
Revenues
Local Service	$3,847	$3,791	$11,396	$11,365
Network Access	8,062	8,370	25,011	25,101
Data	524	467	1,593	1,347
Intersegment	68	69	206	206
Other	1,635	1,877	4,978	5,382
Total Revenues	$14,136	$14,574	$43,184	$43,401

Key Metrics
Access Lines	61,085	63,421
DSL Customers	6,537	4,299

Communications Services
Revenues
Local Service	$912	$871	$2,766	$2,586
Network Access	652	575	1,953	1,725
Long Distance	1,165	1,098	3,499	3,310
Internet	1,011	944	3,000	2,835
Data	521	298	1,301	814
Digital TV	146	90	371	266
Other	443	429	1,323	1,327
Total Revenues	$4,850	$4,305	$14,213	$12,863

Key Metrics
Access Lines
Overbuild	10,285	9,607
Unbundled Network Element (UNE)	1,721	1,492
Total Service Resale (TSR)	2,160	2,938
Total	14,166	14,037
Long Distance Customers	41,763	39,663
Internet Customers	17,090	15,901
DSL Customers	3,208	2,395

Total Continuing Telecom Sector
Revenues	$18,986	$18,879	$57,397	$56,264
Cost of Services, excluding Depreciation and Amortization	7,554	7,495	22,216	20,957
Selling, General and Administrative Expenses, excluding Depreciation and Amortization	2,586	2,262	7,664	6,874
Depreciation and Amortization	3,459	3,319	10,273	9,779
Operating Income	$5,387	$5,803	$17,244	$18,654

Income from Continuing Operations	$3,207	$3,475	$10,266	$11,076

Other - Continuing Operations
Capital Expenditures	$2,869	$1,935	$9,086	$5,091
Customers	134,104	133,022
DSL Customers	9,745	6,694

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